Exhibit 99.1

INmune Bio, Inc. Announces Second Quarter 2021 Results and Provides Business Update

BOCA RATON, Fla., Aug. 04, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today reported its financial results for the second quarter ended June 30, 2021 and provided a business update.

“We continue our planning and setup for a Phase 2 clinical trial of our lead candidate, XPRO™ (Xpro1595™), in patients with mild Alzheimer’s disease, which we plan to initiate by year-end,” stated RJ Tesi, M.D. “We have already demonstrated that XPRO™ can reduce neuroinflammation and decreases biomarkers of neurodegeneration and improve synaptic function. If successful in Phase 2, we believe XPRO™ has the potential to be among the most significant advancements in the treatment of Alzheimer’s Disease (AD) and other neurodegenerative diseases in many years.”

Dr. Tesi continued, “At the Alzheimer’s Association International Conference last week, we introduced a new biomarker - Apparent Fiber Density (AFD), a measure of axonal integrity measured by MRI. XPRO™ increases AFD in patients receiving 1mg/kg/week. We believe the novel non-invasive white matter analytics of white matter free water and apparent fiber density will be very useful in the development of XPRO™ in AD, Treatment Resistant Depression (TRD) and the many other CNS indications we hope to attack in the future.”

“With the completion of a registered direct offering during July 2021 in which the Company raised $36.9 million of net proceeds combined with the Company raising $15.0 million of net proceeds from the sale of common stock through the ATM, also in July 2021, we are well financed to Phase 2 Alzheimer’s data and other milestones such as clinical data from INKmune and other developments with our DN-TNF franchise assuming no material delays caused by the pandemic,” said David Moss, CFO.

“Last month, we treated the first patient in the first Phase 1 clinical trial of our NK cell priming platform, INKmune, in high-risk myelodysplastic syndrome (MDS),” stated RJ Tesi, M.D. “We are calling INKmune a pseudokine because, in vitro, it converts the resting NK cells into memory-like NK cells that can kill cancer cells as well or better than NK cells treated cytokines such as IL-12, IL-15 and IL-18 alone or in combination.”

“Our preliminary data from the first patient treated with INKmune support the safety of this approach and give the first confirmation that the in vitro effects of INKmune on NK cells does translate to patients,” said Professor Mark Lowdell, PhD. “I am particularly excited to see NK cells expanding in our first patient, treated at the lowest dose, which are activated and express cytotoxicity receptors for tumor cells. We are planning to open a second site for the MDS trial in the UK shortly and to open a second Phase 1 trial, in ovarian cancer in the coming months; although both are subject to ongoing COVID-related restrictions.”

Q2 2021 and Recent Corporate Highlights INKmune Platform Highlights:

●	Announced that the first patient has been treated in the company’s Phase 1 clinical trial of its Natural Killer (NK) cell priming platform, INKmune, as a potential treatment for high-risk myelodysplastic syndrome (MDS). Biomarker data is expected before the end of the year.

●	The Company has made available a video overview of its INKmune platform. Interested parties can view the video here.

DN-TNF Platform Highlights:

●	Phase 2 trial design of Xpro™ for the treatment of AD will enroll 168 patients in a 2:1 randomized, placebo-controlled trial with cognitive measurements as a primary endpoint.

●	Phase 1b XPRO™ data in AD to be discussed via Webinar the week of September 6th.

●	Presented a poster on XPRO™ at the Alzheimer’s Association International Conference 2021 (AAIC).

●	Data from the Phase 2 trial of Quellor in hospitalized COVID-19 patients suffering from pulmonary complications should be delivered to the Data Safety Monitoring Board this month.

Financial Highlights:

●	Subsequent to the end of the second quarter, raised $36.9 million of net proceeds through a registered direct offering and raised $15.0 million of net proceeds through sales of our common stock through ATM, sufficient to fund the company at least through topline data from its planned Phase 2 study of Xpro™.

●	Entered into a $15 million credit facility with Silicon Valley Bank to partially fund the buyout of an option held by Xencor resulting from INmune’s in-licensing of Xpro™ in October 2017. The retirement of the Xencor option eliminates an estimated 2.1 million shares of potential future common stock dilution upon exercise of the option.

Upcoming Milestones:

●	Report on Phase 1b data for XPRO™ Alzheimer’s disease trial.

●	Initiate XPRO™ Phase 2 program for Alzheimer's disease in patients with neuro-inflammation by year-end 2021.

●	Initiate XPRO™ Phase 2 program for treatment resistant depression, funded in part by a $2.9 million NIH grant, by year-end 2021.

●	Report on first group of patients treated with Quellor™ as part of Phase 2 trial in patients with COVID 19 infection and respiratory compromise.

●	Report on biomarkers from the INKmune™ high-risk MDS Phase 1 trial before year end.

Financial Results for the Second Quarter Ended June 30, 2021:

Net loss attributable to common stockholders for the quarter ended June 30, 2021 was approximately $6.7 million, compared to approximately $2.1 million for the quarter ended June 30, 2020.

Research and development expense totaled approximately $4.5 million for the quarter ended June 30, 2021, compared to approximately $0.9 million during the quarter ended June 30, 2020.

General and administrative expense was approximately $2.1 million for the quarter ended June 30, 2021, compared to approximately $1.2 million during the quarter ended June 30, 2020.

As of June 30, 2021, the Company had cash and cash equivalents of approximately $39.5 million.

As of August 4, 2021, the Company had approximately 17.7 million common shares outstanding.

Earnings Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: Wednesday, August 4, 2021
Time: 4:30 PM Eastern Time
Participant Dial-in: 877-407-0784
Participant Dial-in (international): 201-689-8560

A transcript will follow approximately 24 hours from the scheduled call. A replay will also be available through August 11, 2021 by dialing 11-844-512-2921 or 1-412-317-6671 (international) and entering PIN no. 13721921.

About XPro™

XPro1595 is a next-generation inhibitor of tumor necrosis factor (TNF) that is currently in clinical trial and acts differently than currently existing TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro1595 could have substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INKmune

INKmune™ is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals akin to treatment with at least three cytokines in combination. INKmune is stable at -80oC and is delivered by a simple IV infusion. The INKmune:NK interaction ligates multiple activating and co-stimulatory molecules on the NK cell and enhances its avidity of binding to tumor cells; notably those resistant to normal NK-mediated lysis. Tumor-primed NK (TpNK) cells can lyse a wide variety of NK-resistant tumors including leukemias, lymphomas, myeloma, ovarian cancer, breast cancer.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is in clinical trial to determine if it can treat for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and treatment resistant depression (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, LIVNate, Quellor™ and INKmune are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. Our two platforms are beginning clinical trials and there cannot be any assurance of the success of these trials. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
Chuck Padala
LifeSci Advisors
(646) 627-8390

INMUNE BIO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$39,520	$21,967
Research and development tax credit receivable	3,068	1,686
Other tax receivable	51	113
Prepaid expenses	1,395	220
Prepaid expenses – related party	15	-

TOTAL CURRENT ASSETS	44,049	23,986

Operating lease – right of use asset – related party	137	156
Acquired in-process research and development intangible assets	16,514	16,514

TOTAL ASSETS	$60,700	$40,656

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,361	$1,518
Accounts payable and accrued liabilities – related parties	9	34
Deferred liabilities	583	190
Operating lease, current liability – related party	36	34
TOTAL CURRENT LIABILITIES	2,989	1,776

Long-term debt, less debt discount	14,348	-
Long-term operating lease liability – related party	106	126
Accrued liabilities – long-term	24	-
TOTAL LIABILITIES	17,467	1,902

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 15,125,171 and 13,481,283 shares issued and outstanding, respectively	15	13
Additional paid-in capital	87,854	72,105
Accumulated other comprehensive (loss) income	(50)	11
Accumulated deficit	(44,586)	(33,375)
TOTAL STOCKHOLDERS’ EQUITY	43,233	38,754

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$60,700	$40,656

INMUNE BIO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
REVENUE	$-	$-	$4	$-

OPERATING EXPENSES
General and administrative	2,090	1,204	4,151	2,504
Research and development	4,464	903	6,955	1,696
Total operating expenses	6,554	2,107	11,106	4,200

LOSS FROM OPERATIONS	(6,554)	(2,107)	(11,102)	(4,200)

OTHER (EXPENSE) INCOME	(101)	(1)	(109)	22

NET LOSS	$(6,655)	$(2,108)	$(11,211)	$(4,178)

Net loss per common share – basic and diluted	$(0.44)	$(0.20)	$(0.77)	$(0.39)

Weighted average common shares outstanding - basic and diluted	14,974,953	10,800,708	14,650,608	10,774,004

COMPREHENSIVE LOSS
Net loss	$(6,655)	$(2,108)	$(11,211)	$(4,178)
Other comprehensive income (loss) - foreign currency translation	(62)	39	(61)	18

Total comprehensive loss	$(6,717)	$(2,069)	$(11,272)	$(4,160)

INMUNE BIO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,211)	$(4,178)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,668	1,363
Accretion of debt discount	16	-
Changes in operating assets and liabilities:
Research and development tax credit receivable	(1,382)	(477)
Other tax receivable	62	(78)
Prepaid expenses	(1,175)	(244)
Prepaid expenses – related party	(15)	26
Accounts payable and accrued liabilities	843	223
Accounts payable and accrued liabilities – related parties	(25)	149
Deferred liabilities	393	362
Accrued liabilities – long term	24	-
Operating lease liability – related party	1	1
Net cash used in operating activities	(10,801)	(2,853)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid to Xencor to settle warrant for acquired research and development intangible assets	(15,000)	-
Net cash used in investing activities	(15,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the issuance of debt	14,951	-
Net proceeds from sale of common stock	28,446	1,667
Net proceeds from the exercise of warrants	18	-
Purchase of common stock	-	(1,012)
Net cash provided by financing activities	43,415	655
Impact on cash from foreign currency translation	(61)	18
NET INCREASE (DECREASE) IN CASH	17,553	(2,180)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	21,967	6,996
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$39,520	$4,816